Exhibit 3.1.1

Amended and Restated Certificate of Incorporation

of

Ugly Duckling Corporation

Ugly Duckling Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, DOES HEREBY CERTIFY;

FIRST: The Corporation was originally incorporated under the name Ugly Duckling Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 24, 1996.

SECOND: This Amended and Restated Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the directors and stockholders of the Corporation, and prompt written notice was duly given pursuant to Section 228 of the Delaware General Corporation Law to those stockholders who did not approve the Restated Certificate of Incorporation, as so amended, by written consent.

THIRD: The Amended and Restated Certificate of Incorporation as heretofore amended or supplemented and so adopted is hereby amended and restated now to read in full as follows:

Article One

The name of the Corporation is DriveTime Automotive Group, Inc.

Article Two

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article Three

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article Four

The Corporation has one class of capital stock. The aggregate number of shares that the Corporation shall have authority to issue is one thousand (1,000) and each of such shares shall have a par value of $.00l

Article Five

The number of directors currently constituting the Board of Directors of the Corporation is one (1). The number of directors constituting the Board of Directors may be increased or decreased as set forth in the Bylaws.

Article Six

To the fullest extent permitted by the Delaware General Corporation Law, a director or former director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; provided, that the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

Any repeal or modification of this Article Six shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

The provisions of this Article Six shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article Six.

Article Seven

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or involved in any manner in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation or, while serving in such capacity, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees, court costs, and costs of suit to enforce such person’s indemnification rights) actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article. The right to indemnification under this Article shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. In any suit brought by the claimant to enforce a right to indemnification hereunder (but not in a suit brought by the claimant to enforce an advancement of expenses) it shall be a defense that, and in any suit by the Corporation to recover an advancement of expenses upon a final adjudication that, the claimant has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct or, in the case of such a suit brought by the claimant, be a defense to such suit. In any suit brought by the claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation. The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to employees (including, without limitation, officers) and agents of the Corporation similar to those conferred in this Article to directors and officers. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

Article Eight

The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law, which pertains to business combinations with interested stockholders.

Article Nine

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law.

Article Ten

The Board of Directors of the Corporation shall have the power to adopt, amend, and repeal any or all of the Bylaws of the Corporation.

Article Eleven

Election of members to the Board of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

FOURTH: The foregoing Amendment and Restatement of the Certificate of Incorporation has been duly approved by the Board of Directors.

FIFTH: The stockholders of the Corporation have approved this Amended and Restated Certificate of Incorporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law. The number of shares voting in favor of the foregoing amendment equal or exceeded the vote required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Jon D. Ehlinger, its Secretary, this 29th day of August, 2002.

/s/ Jon D. Ehlinger
Jon D. Ehlinger
Secretary